EXHIBIT 99.1

VSB Bancorp, Inc.
First Quarter 2010 Results of Operations

Contact Name:
Ralph M. Branca
President & CEO
(718) 979-1100

Staten Island, N. Y. —April 14, 2010. VSB Bancorp, Inc. (NASDAQ GM: VSBN) reported net income of $432,222 for the first quarter of 2010, a 15.9% increase from the first quarter of 2009. The following unaudited figures were released today. Pre-tax income was $796,708 in the first quarter of 2010, compared to $692,824 for the first quarter of 2009, an increase of $103,884, or 15.0%. Net income for the quarter was $432,222, or basic income of $0.25 per common share, compared to a net income of $373,051, or $0.21 basic income per common share, for the quarter ended March 31, 2009.

The $59,171 increase in net income was due to a decrease in the provision for loan loss of $185,000, partially offset by an increase in non-interest expense of $50,913, a decrease in net interest income of $18,708 and a decrease in non-interest income of $11,495.

The $18,708 decrease in net interest income for the first quarter of 2010 occurred primarily because our interest income decreased by $156,341, while our cost of funds decreased by $137,633. The decline in interest income resulted from a $220,397 decrease in income from investment securities, due to a 52 basis point decrease in yield, coupled with a $6.4 million decrease in average balance between the periods. The decrease in interest income from investment securities was partially offset by a $59,590 increase in interest income from loans. The increase in interest income on loans was due to an $11.8 million increase in the average balance of loans, partially offset by a 47 basis point decrease in yield from the first quarter of 2009 to the first quarter of 2010. A major contributor to the 47 basis point drop in our loan yield was the $5.2 million increase in our non-performing loans. This month, we entered into modified repayment arrangements with the two borrowers whose loans comprise 90% of the increase in the non-performing loan balance. We have already collected most of their arrears and they have agreed to pay all remaining arrears over the upcoming year.

Interest income from other interest earning assets (principally overnight investments) increased by $4,466 due to a $13.5 million increase in average balance and a 2 basis point increase in yield. Overall, average interest-earning assets increased by $18.8 million from the first quarter of 2009 to the first quarter of 2010.

The most significant component of the decrease in interest expense was a $150,435 decrease in interest on time deposits as the average cost declined by 67 basis points due to lower market interest rates. Average demand deposits, an interest free source of funds for us to invest, increased by $8.7 million from the first quarter of 2009, representing approximately 32% of average total deposits for the first quarter of 2010. Average interest-bearing deposits increased by $11.4 million, resulting in an overall $20.2 million increase in average total deposits from the first quarter of 2009 to the first quarter of 2010.

The average yield on earning assets declined by 59 basis points while the average cost of funds declined by 49 basis points. The reduction in the yield on assets was principally due to the 52 basis point drop in the yield on investment securities, as new securities were purchased at market rates significantly below the rates on securities repaid or matured. The decline in the cost of funds was driven principally by the 67 basis point drop in the cost of time deposits. Our interest rate margin decreased by 28 basis points from 4.37% to 4.09% when comparing the first quarter of 2010 to the same quarter in 2009, while our interest rate spread decreased by 10 basis points from 3.89% to 3.79%. These declines resulted when we were required to reinvest the proceeds from payments on investment securities at lower rates because of the dramatic decline in market interest rates. In addition, our lowest yielding assets, overnight investments, were a larger percentage of the earning asset mix in 2010. The margin decreased more than the spread because it reflects the effect of non-interest bearing funding sources such as checking accounts and capital, which are less valuable in lower interest rate environments because they fund interest-earning assets with lower average yields. The interest rate floors on our loans have helped to stabilize interest income from the loan portfolio, but these floors also have the effect of limiting increases in our income as market rates increase until the prime rate rises above 6%. Non-interest income decreased by $11,495 to $601,674 in the first quarter of 2010 compared to the same quarter in 2009.

Comparing the first quarter of 2010 with the same quarter in 2009, non-interest expense increased by $50,913, totaling $2.0 million for the first quarter of 2010. Non-interest expense increased for various business reasons including higher employee benefit costs and increased salary due to normal raises, an $18,500 increase in FDIC and NYSBD assessments due higher FDIC regular assessment rates and larger reported legal expenses because of increased collection costs in the first quarter of 2010.

Total assets increased to $239.8 million at March 31, 2010, an increase of $2.8 million, or 1.2%, from December 31, 2009. The significant components of this increase were a $4.9 million increase in cash and other liquid assets, partially offset by a $934,686 decrease in loans, net and a $923,254 decline in investment securities. Total deposits, including escrow deposits, increased to $212.7 million, an increase of $1.7 million, or 0.8%. We had increases of $1.0 million in money market deposits and $882,528 in NOW accounts, partially offset by a decrease in demand and checking deposits of $550,158 from year end 2009. The Bancorp’s Tier 1 capital ratio was 9.83% at March 31, 2010.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “The first quarter of 2010 has shown little relief from the current economic crisis. We continue to aggressively collect and seek positive resolutions on our delinquent loans. Once interest rates begin to rise, we expect to face additional interest rate margin pressure as the rates on our prime based loan portfolio probably will not rise until the prime rate exceeds 6%, which would represent a 275 basis point increase from today.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated, “While we are not immune from the current economic stresses, we continue to generate earnings and capital, allowing us to pay our tenth consecutive dividend to our stockholders. Our ROA of 0.74% and our ROE of 7.01% for the first quarter of 2010 compares favorably to our peers. Our book value per share is $14.22, an increase of $1.14 per share, from March 31, 2009. Our strategy and our philosophy of delivering the highest quality personal service to the professionals and business owners on Staten Island is a major driving force in our sustained profitability.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $25.1 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank).

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, weaknesses of other financial institutions, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.
Consolidated Statements of Financial Condition
March 31, 2010
(unaudited)

	March 31, 2010	December 31, 2009
Assets:

Cash and cash equivalents	$44,640,167	$39,716,919
Investment securities, available for sale	112,989,150	113,912,404
Loans receivable	77,997,578	78,834,156
Allowance for loan loss	(1,161,562)	(1,063,454)
Loans receivable, net	76,836,016	77,770,702
Bank premises and equipment, net	3,073,451	3,204,063
Accrued interest receivable	658,764	722,228
Other assets	1,568,403	1,673,556

Total assets	$239,765,951	$236,999,872

Liabilities and stockholders’ equity:

Liabilities:
Deposits:
Demand and checking	$69,822,290	$70,372,448
NOW	33,384,458	32,501,930
Money market	29,156,607	28,124,315
Savings	15,041,529	15,001,936
Time	64,862,522	64,669,128
Total Deposits	212,267,406	210,669,757
Escrow deposits	383,412	316,329
Accounts payable and accrued expenses	2,052,126	1,529,837
Total liabilities	214,702,944	212,515,923

Stockholders’ equity:
Common stock, ($.0001 par value, 3,000,000 shares authorized, 1,945,134 issued, 1,762,191 outstanding at March 31, 2010 and December 31, 2009)	195	195
Additional paid in capital	9,303,081	9,317,719
Retained earnings	16,441,421	16,112,741

Treasury stock, at cost (182,943 shares at March 31, 2010 and December 31, 2009)	(1,840,249)	(1,840,249)
Unearned ESOP shares	(690,402)	(732,672)
Accumulated other comprehensive gain, net of taxes of $1,559,262 and $1,371,416, respectively	1,848,961	1,626,215

Total stockholders’ equity	25,063,007	24,483,949

Total liabilities and stockholders’ equity	$239,765,951	$236,999,872

VSB Bancorp, Inc.
Consolidated Statements of Operations
March 31, 2010
(unaudited)

	Three months	Three months
	ended	ended
	March 31, 2010	March 31, 2009
Interest and dividend income:
Loans receivable	$1,390,296	$1,330,706
Investment securities	1,162,222	1,382,619
Other interest earning assets	9,207	4,741
Total interest income	2,561,725	2,718,066

Interest expense:
NOW	39,252	26,783
Money market	62,486	60,511
Savings	11,460	13,102
Time	160,117	310,552
Total interest expense	273,315	410,948
Net interest income	2,288,410	2,307,118
Provision for loan loss	90,000	275,000
Net interest income after provision for loan loss	2,198,410	2,032,118
Non-interest income:
Loan fees	2,304	25,751
Service charges on deposits	540,701	545,862
Net rental income	11,983	11,517
Other income	46,686	30,039
Total non-interest income	601,674	613,169
Non-interest expenses:
Salaries and benefits	963,616	911,983
Occupancy expenses	363,790	379,081
Legal expense	89,521	74,649
Professional fees	66,200	77,000
Computer expense	66,955	66,800
Director fees	58,950	51,100
FDIC and NYSBD assessments	94,000	75,500
Other expenses	300,344	316,350
Total non-interest expenses	2,003,376	1,952,463

Income before income taxes	796,708	692,824

Provision (benefit) for income taxes:
Current	442,310	425,850
Deferred	(77,824)	(106,077)
Total provision for income taxes	364,486	319,773

Net income	$432,222	$373,051

Basic income per common share	$0.25	$0.21

Diluted net income per share	$0.25	$0.20

Book value per common share	$14.22	$13.08